Exhibit 3

POWER OF ATTORNEY FROM

NEWMARK INVESTMENT LIMITED

TO

STEPHEN JOHN BARBER

Dated:  29 November 2013

POWER OF ATTORNEY

THIS POWER OF ATTORNEY is made on the 29th day of November 2013 by the principal company Newmark Investment Limited of 801 Pacific House, 20 Queens Road, Central Hong Kong (the “company”) who appoints STEPHEN JOHN BARBER whose business address is Level 1, 16 O’Connell Street, Sydney as the company’s attorney to perform all or any of the following acts and things:

1.
Do all such acts and things necessary for effectively conducting the business and affairs, of the company whatsoever, including in respect of its agreements, interests, dealings, loans or investment in Oakridge Energy Technologies, Inc (previously called Oak Ridge Micro-Energy, Inc.) (“the interest in OKME”) and to carry out all acts, and take all action as the company may take in relation to same;

2.	To commence, enforce and defend all legal proceedings in relation to any matters in which the company is or may from now on be interested in relation to or concerning the interest in OKME;

3.	To negotiate, sign documents, enter into and perfect all deeds, agreements, instruments, acts and things in the name of the company relating to or concerning the interest in OKME; and

4.
To retain and employ professionals such as lawyers, solicitors, barristers, other professionals and debt collecting agents to advise, act for, or represent the company when the attorney may deem it necessary for relating to or concerning the interest in OKME.

AND THE COMPANY DECLARES THAT:

1.	The powers and authorities given shall remain in full force and effect until their revocation by written notice to the Attorney.

2.
The company will, from time to time and at all times, ratify and confirm whatever the Attorney lawfully does, or causes to be done, pursuant to this Power of Attorney, and will indemnify the Attorney against all claims, demands, costs, damages, losses and expenses, howsoever arising, consequent upon the lawful exercise of all or any of the powers and authorities contained therein.

EXECUTED by Newmark Investment Limited as a Deed.

Executed by Newmark Investment	)
Limited according to law by its duly	)
authorised sole Director, Expedia	)
Holdings Limited	)

/s/ Jiahe Hong
Signature of Authorised representative of Expedia Holdings Limited
/s/ Jiahe Hong
Print Name and Office held by Authorised Representative
/s/ Yuna Zhang
Signature of Authorised representative of Expedia Holdings Limited
Yuna Zhang
Print Name and Office held by Authorised Representative